Exhibit 10.1

February 17, 2011

Mr. Gary E. Hendrickson
4818 Russell Avenue S.
Minneapolis, MN  55410

Dear Gary:

We are pleased to offer you the position of President and Chief Executive Officer of The Valspar Corporation, subject to your election by the Board of Directors and the Board’s approval of the following terms at its meeting on February 17, 2011:

Title:	President and Chief Executive Officer.

Effective Date:	June 1, 2011.

Board Membership:	You will continue to serve as an employee Director of The Valspar Corporation.

Base Salary:	$800,000 per annum beginning on the Effective Date.

Annual Bonus:	Your bonus target will be 110% of fiscal year base salary earnings.

Long-Term Incentive (LTI):	Your long-term incentive target will be $3,000,000.

Fiscal Year 2011:

Your total incentive opportunities for fiscal year 2011 will reflect seven months as Chief Operating Officer and five months as Chief Executive Officer.  This proration shall be accomplished by maintaining the incentives that were previously approved for fiscal 2011 and providing additional incentive target opportunities as follows:

		Annual Cash Bonus	Restricted Award Opportunity
	Existing Target:	$565,000	$ 900,000
	Additional Target:	$131,250	$ 500,000
	Fiscal 2011 Total:	$696,250	$1,400,000

Promotion/ Retention Award:

You will receive a one-time award of cash-settled restricted stock units with a value of four million dollars ($4,000,000) on the effective date of your promotion.  This award is eligible for dividend equivalents in the form of additional restricted stock units between the effective date and your separation of service.

The award, including dividend equivalents, is subject to cliff vesting on your 60th birthday and is payable six months following your separation of service.  Complete terms of the award are contained in the Restricted Stock Unit Agreement, which is attached.

Non-Competition/ Non-Solicitation:

The compensation provided herein is subject to your signing a non-competition and non-solicitation agreement that extends industry-wide for three years following separation of service.  The agreement is attached.

Other:	You will continue to participate in applicable Valspar benefit plans, payment or reimbursement of business expenses, including club membership as appropriate.

This letter represents all terms of this offer.  Please indicate your acceptance by signing this offer and the attached agreements.

Very truly yours,

/s/ Jeffrey H. Curler
Jeffrey H. Curler Director

Accepted:

/s/ Gary E. Hendrickson
Gary E. Hendrickson